Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 914-789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS' PSMA ADC DATA SELECTED FOR
POSTER HIGHLIGHT PRESENTATION AT ASCO 2014

-- Providing Updated Positive Results from Phase 2 Study in Prostate Cancer --

Tarrytown, NY, May 30, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX), an oncology company that is developing innovative approaches to targeting and treating prostate cancer, announced today that results from its phase 2 trial of PSMA ADC have been chosen to be included in the genitourinary (prostate) cancer poster highlights session at the annual meeting of the American Society of Clinical Oncology being held in Chicago, Illinois on May 30 – June 3. These data update previously presented results from a study of 83 patients with metastatic castrate-resistant prostate cancer who suffered from progressive disease despite treatment with at least one taxane-containing chemotherapy.
Daniel Petrylak, M.D., Professor of Medical Oncology at Yale Cancer Center and a lead investigator in the trial, will present the poster, "A phase 2 trial of prostate specific membrane antigen antibody drug conjugate (PSMA ADC) in taxane-treated metastatic castration-resistant prostate cancer (mCRPC)." The highlights session will be held on Saturday, May 31, beginning at 1:15 p.m. CT.
About PSMA ADC
PSMA ADC is a fully human monoclonal antibody-drug conjugate designed to deliver chemotherapeutic drug selectively to prostate cancer cells. It does so by targeting the three-dimensional structure of prostate specific membrane antigen (PSMA), a protein that is a clinically validated biomarker of prostate cancer and which is expressed on the surface of prostate cancer cells. The PSMA antibody is linked to monomethyl auristatin E, a chemotherapeutic drug that inhibits cell proliferation by disrupting the cellular "backbone" required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell.

Progenics' PSMA ADC Data Selected for Poster Highlight Presentation at ASCO 2014

About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: An estimated one in seven will be diagnosed with prostate cancer in his lifetime. The National Cancer Institute estimates that in 2014 approximately 233,000 new cases of prostate cancer will be diagnosed and nearly 30,000 men will die of this disease. According to the American Cancer Society, more than 2.5 million men alive in the U.S. today have at some point been diagnosed with prostate cancer.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody-drug conjugate therapeutic in a phase 2 clinical trial and a small molecule targeted imaging agent that has just completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Progenics' PSMA ADC Data Selected for Poster Highlight Presentation at ASCO 2014
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Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com
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